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                                                                     EXHIBIT 5.1



                                 October 4, 2002




IDT Corporation
520 Broad Street
Newark, New Jersey 07102

         Re: IDT Corporation--Registration Statement on Form S-8
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Ladies and Gentlemen:

         I am the Secretary and General Counsel of IDT Corporation (the "Company"), and as such I have been asked to render the following opinion in connection with the registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,000,000 shares of the Company's Class B common stock, par value $.01 per share (the "Class B Common Stock"), which are issuable under the Company's 1996 Stock Option and Incentive Plan, as Amended and Restated (the "Plan").

         As your counsel in connection with the Registration Statement, I have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the Class B Common Stock under the Plan and such other documents as I have deemed necessary to render this opinion.

         Based upon the foregoing, it is my opinion that the shares of Class B Common Stock to be offered pursuant to the Registration Statement, when issued and sold pursuant to the terms of the Plan or Option Agreements, as applicable, will be validly issued, fully paid and nonassessable shares.

         I hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/ Joyce J. Mason
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                                        Joyce J. Mason
                                        Secretary and General Counsel